Exhibit 99.1

News Release

Media Contact:	Amy Rose	Investor Contact:	Graeme Bell
	(908) 423-6537		(908) 423-5185

Merck Reports First-Quarter 2008 Financial Results

•	Company Announces First-Quarter 2008 Non-GAAP EPS of $0.89, Excluding Certain Items; First-Quarter GAAP EPS of $1.52

•	Key Products Including SINGULAIR, COZAAR/HYZAAR and VARIVAX Generate Solid Year-Over-Year Revenue Growth

•	JANUVIA, JANUMET, GARDASIL and ISENTRESS Launches Continue Internationally

•	Merck Records $2.2 Billion Pretax Gain on Distribution from AstraZeneca; Merck Contributes $300 Million to The Merck Company Foundation

•	Merck Reaffirms Full-Year 2008 Non-GAAP EPS Guidance Range of $3.28 to $3.38, Excluding Certain Items; Revised 2008 GAAP EPS Range of $3.84 to $4.00

WHITEHOUSE STATION, N.J., April 21, 2008 – Merck & Co., Inc. today announced financial results for the first quarter of 2008.

Merck reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) of $0.89 for the first quarter of 2008, excluding a $1.4 billion net aftertax gain from a distribution received from the AstraZeneca limited partnership and restructuring charges. GAAP EPS for the first quarter were $1.52. Worldwide sales were $5.8 billion for the quarter, an increase of 1 percent from the first quarter of 2007. Foreign exchange favorably affected global sales performance by 4 percent for the quarter. Net income for the first quarter of 2008 was $3,302.6 million compared with $1,704.3 million in the first quarter of 2007. A reconciliation of EPS as reported in accordance with GAAP to EPS that excludes certain items is provided in the table that follows.

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	First-Quarter 2008	First-Quarter 2007
GAAP EPS	$1.52	$0.78
EPS impact of items*	$(0.63)	$0.06
Non-GAAP EPS that excludes certain items listed below[1]	$0.89	$0.84

* Amount calculated as follows (in millions except per share amounts):	First-Quarter 2008	First-Quarter 2007
Gain on distribution from AstraZeneca	$(2,223)	$—
Costs related to the global restructuring program	85	186
Net (increase) decrease before income taxes	(2,138)	186
Income tax expense (benefit) on above items	778	(62)
(Increase) decrease in net income	$(1,360)	$124
EPS impact of items	$(0.63)	$0.06

“Our reaffirmation of 2008 financial guidance shows that Merck has the right strategy in place to manage through difficult industry dynamics and unexpected challenges,”said Richard T. Clark, chairman, president and chief executive officer. “Merck posted solid first quarter results despite the loss of patent protection for FOSAMAX, as well as a decline in expected sales from our Merck/Schering-Plough joint venture.

“The ‘Plan to Win’ effort we began back in 2005 has allowed us to improve efficiencies while at the same time growing the top line,” Mr. Clark said. “But make no mistake – we are not content. Even though several of our Plan to Win initiatives are ahead of schedule, we are picking up the pace of change,” Mr. Clark added. “We are accelerating plans to optimize our cost base, transform our business model and maximize performance across all of our products.”

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[1]

Merck is providing information on 2008 and 2007 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP.

Materials and production costs were $1.2 billion for the quarter, a decrease of 19 percent from the first quarter of 2007. The first-quarter 2008 and first-quarter 2007 costs include $15 million and $118 million, respectively, for costs associated with the global restructuring program. The gross margin was 78.7 percent for the first quarter of 2008 and 73.6 percent for the first quarter of 2007, reflecting 0.3 and 2.0 percentage point unfavorable impacts, respectively, relating to the restructuring costs noted above.

Marketing and administrative expenses were $1.9 billion for the first quarter of 2008, an increase of 3 percent from the first quarter of 2007. Included in marketing and administrative expenses in the first quarter of 2008 are $40 million in reserves solely for future legal defense costs for litigation related to FOSAMAX (alendronate sodium).

Research and development expenses were $1.1 billion for the quarter, an increase of 5 percent from the first quarter of 2007.

Restructuring costs, primarily representing employee separation costs associated with the Company’s global restructuring program, net of gains on the sales of facilities and related assets, were $70 million for the first quarter of 2008. Total overall costs associated with the Company’s global restructuring program included in materials and production and restructuring costs were $85 million and $186 million for the first quarter of 2008 and 2007, respectively, primarily related to separations, accelerated depreciation and asset impairment costs.

Other (income) expense for the quarter includes a $249 million gain on Merck’s divestiture of its remaining worldwide rights to AGGRASTAT (tirofiban hydrochloride) to Iroko Pharmaceuticals and a gain of $2.2 billion from a distribution received from the AstraZeneca limited partnership in which Merck maintains an interest. Merck also recorded a $300 million expense in the first quarter for a contribution to The Merck Company Foundation. The contribution reinforces the Company’s strong commitment to enhancing the health and well-being of people around the world. Other (income) expense also includes a $55 million charge in connection with the anticipated resolution of a previously disclosed investigation by a group of Attorneys General from 31 states and the District of Columbia into whether the Company violated state consumer protection laws with respect to the sales and marketing of VIOXX (rofecoxib). The resolution of these matters still is subject to execution of definitive agreements.

The first-quarter 2008 effective tax rate of 25.1 percent reflects the impacts of the gain on distribution from the AstraZeneca limited partnership and restructuring charges. The effective tax rate excluding the impact of these items was 14.5 percent, reflecting a first-quarter benefit of approximately eight percentage points relating to the realization of foreign tax credits.

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Financial Guidance

Merck anticipates a full-year 2008 non-GAAP EPS range of $3.28 to $3.38 that adjusts for certain items and a 2008 GAAP EPS range of $3.84 to $4.00. The Company expects a generally even distribution of non-GAAP EPS across the remaining quarters in 2008. Both the non-GAAP and GAAP EPS ranges include a $700 million reduction in equity income guidance, attributable to the lower-than-anticipated contribution from the Merck/Schering-Plough joint venture, as well as updates to other guidance elements to reflect current business trends. The 2008 GAAP guidance includes:

•	A pretax charge of approximately $100 million to $300 million associated with the Company’s global restructuring program.

•	The $2.2 billion gain from a distribution from the AstraZeneca limited partnership.

A reconciliation of 2008 EPS as reported in accordance with GAAP to non-GAAP EPS that adjusts for certain items is provided in the table that follows.

Full-Year 2008
GAAP EPS	$3.84 to $4.00
EPS impact of items*	$(0.56) to $(0.62)
Non-GAAP EPS that excludes certain items listed below	$3.28 to $3.38

* Amount calculated as follows (in millions except per share amounts):	Full-Year 2008
Costs related to the global restructuring program	$300 to $100
Gain on distribution from AstraZeneca	(2,223)
Net (increase) decrease before income taxes	(1,923) to (2,123)
Income tax expense (benefit) on above items	705 to 773
(Increase) decrease in net income	$(1,218) to $(1,350)
EPS impact of items	$(0.56) to $(0.62)

Details on Merck’s full-year 2008 financial guidance can be found on pages 12 and 13 of this news release.

Product Performance Highlights

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were

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$1.1 billion for the first quarter of 2008, an increase of 10 percent compared with the first quarter of 2007. SINGULAIR continues to be the No. 1 prescribed product in the U.S. respiratory market2.

Combined worldwide sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin), as reported by the Merck/Schering-Plough joint venture, were $1.2 billion for the first quarter of 2008, representing a 6 percent increase compared with the first quarter of 2007. Worldwide sales of ZETIA, marketed as EZETROL outside the United States, were $582 million in the first quarter of 2008, an increase of 7 percent compared with the previous year’s first quarter. First-quarter 2008 worldwide sales of VYTORIN, marketed outside the United States as INEGY, were $651 million, an increase of 4 percent compared with the first quarter of 2007. The Company records the results from its interest in the Merck/Schering-Plough joint venture, which totaled $393 million in the first quarter of 2008 compared with $347 million in the same quarter a year earlier, in equity income from affiliates.

Worldwide sales of Merck’s antihypertensive medicines COZAAR (losartan potassium) and HYZAAR3 (losartan potassium and hydrochlorothiazide) were $847 million for the first quarter of 2008, a 6 percent increase compared with the first quarter of 2007. COZAAR and HYZAAR are among the leading medicines in the angiotensin receptor blocker class.

Worldwide sales of FOSAMAX and FOSAMAX PLUS D (alendronate sodium/cholecalciferol), which is marketed as FOSAVANCE throughout the European Union, were $470 million for the first quarter of 2008, representing a decrease of 37 percent compared with the first quarter of 2007. Since most formulations of these medicines have lost U.S. marketing exclusivity, the Company is experiencing a significant decline in sales in the United States of FOSAMAX and FOSAMAX PLUS D.

Total worldwide sales of Merck’s other promoted medicines, which include JANUVIA (sitagliptin), JANUMET (sitagliptin phosphate and metformin hydrochloride) and ISENTRESS (raltegravir), were $1.8 billion for the first quarter, representing a 14 percent increase compared with the first quarter of 2007. Merck’s portfolio of medicines are approved to treat a broad range of medical conditions, including glaucoma, migraine, pain, diabetes, HIV/AIDS and other infectious diseases.

JANUVIA, Merck’s treatment for type 2 diabetes, recorded worldwide sales of $272 million in the first quarter of 2008 compared with $87 million in the same quarter in 2007.

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[2]	Source: IMS NPA
[3]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

JANUMET, a single tablet that addresses all three key defects of type 2 diabetes launched in the United States in April 2007, recorded sales of $58 million during the quarter.

Worldwide sales of ISENTRESS, Merck’s first-in-class HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection in treatment-experienced adult patients, were $47 million in first-quarter 2008. Merck launched ISENTRESS in the United States in October 2007.

Worldwide sales of vaccines, as recorded by Merck, were $986 million for the first quarter compared with $903 million in the first quarter of 2007. Vaccines in most major European markets are sold through the Company’s joint venture, Sanofi Pasteur MSD, and the results from its interest in the joint venture are recorded in equity income from affiliates.

Worldwide sales of the Company’s cervical cancer vaccine GARDASIL (Human Papillomavirus (HPV) Quadrivalent (types 6, 11, 16, 18) Recombinant Vaccine) as recorded by Merck, were $390 million for the first quarter of 2008, an increase of 7 percent from the first quarter of 2007. GARDASIL, the world’s top-selling HPV vaccine and only HPV vaccine available for use in the United States, currently is indicated for girls and women nine through 26 years of age for the prevention of cervical cancer, precancerous or dysplastic lesions, and genital warts caused by HPV types 6, 11, 16 and 18. During the first quarter of 2008, the U.S. Food and Drug Administration (FDA) accepted, and designated for priority review, a supplemental Biologics License Application for the potential use of GARDASIL in women aged 27 through 45. A priority designation is intended for products or indications that address unmet medical needs. Additional applications under FDA review include data on protection against vaginal and vulvar cancer caused by HPV types 16 and 18, data on immune memory and data on cross protection.

Worldwide sales of ROTATEQ (rotavirus vaccine, live, oral, pentavalent), Merck’s vaccine to help protect children against rotavirus gastroenteritis and one of the world’s leading rotavirus vaccines, as recorded by Merck, were $190 million in the first quarter of 2008 compared with $85 million in the same quarter a year earlier.

Worldwide sales of Merck’s other pediatric vaccines, which include VARIVAX (varicella virus vaccine live {Oka/Merck}), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella {Oka/Merck} virus vaccine live), as recorded by Merck, were $226 million for the first quarter of 2008, a decrease of 8 percent compared with the same period a year earlier. Sales of VARIVAX, a vaccine for the prevention of chickenpox, were $149 million for the quarter as the Advisory Committee on Immunization Practices’ second-dose recommendation continued to be implemented. VARIVAX sales were $104 million during the same quarter in 2007.

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Merck records ongoing revenue based on sales of products that are associated with alliances, the most significant of which is AstraZeneca LP. Revenue from AstraZeneca LP recorded by Merck was $405 million in the first quarter of 2008.

Litigation Matters

This update supplements information previously provided by the Company. Merck generally intends to provide updates on litigation through its periodic filings with the Securities and Exchange Commission.

VIOXX Litigation Update

As previously disclosed, individual and putative class actions have been filed against the Company in federal and state courts alleging personal injury and/or economic loss with respect to the purchase or use of VIOXX. A number of these actions are coordinated in a multidistrict litigation in the U.S. District Court for the Eastern District of Louisiana (the MDL), and in separate coordinated proceedings in state courts in the states of New Jersey, California and Texas and in the counties of Philadelphia, Pa.; Washoe County, Nev.; and Clark County, Nev. As of March 31, 2008, the Company had been served or was aware that it had been named as a defendant in approximately 14,450 lawsuits, which include approximately 32,925 plaintiff groups alleging personal injuries resulting from the use of VIOXX, and in approximately 260 putative class actions alleging personal injuries and/or economic loss (all of the actions discussed in this paragraph are collectively referred to as the “VIOXX Product Liability Lawsuits”). Of these lawsuits, approximately 9,200 lawsuits representing approximately 24,325 plaintiff groups are or are slated to be in the federal MDL, and approximately 3,350 lawsuits representing approximately 3,350 plaintiff groups are included in a coordinated proceeding in New Jersey Superior Court. In addition, as of March 31, 2008, approximately 12,760 claimants had entered into Tolling Agreements with the Company, which halt the running of applicable statutes of limitations for those claimants who seek to toll claims alleging injuries resulting from a thrombotic cardiovascular event that results in a myocardial infarction (MI) or ischemic stroke (IS). Information regarding scheduled product liability trials in 2008 can be found at www.merck.com/newsroom/vioxx.

In addition to the VIOXX Product Liability Lawsuits discussed above, the claims of more than 21,000 plaintiff groups have been dismissed as of March 31, 2008. Of these, there have been more than 2,250 plaintiff groups whose claims were dismissed with prejudice (i.e., they cannot be brought again) either by plaintiffs themselves or by the courts. More than 18,750

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additional plaintiff groups have had their claims dismissed without prejudice (i.e., they can be brought again). Of these, 11,800 plaintiff groups represent plaintiffs who had lawsuits pending in New Jersey Superior Court at the time of the Settlement Agreement described below and who have expressed intent to enter the program established by the Settlement Agreement; Judge Carol Higbee has dismissed these cases without prejudice for administrative reasons.

On Nov. 9, 2007, Merck announced that it had entered into an agreement (the “Settlement Agreement”) with the law firms that comprise the executive committee of the Plaintiffs’ Steering Committee of the VIOXX MDL as well as representatives of plaintiffs' counsel in the New Jersey, California and Texas state coordinated proceedings to resolve state and federal MI and IS claims filed as of that date in the United States. As of March 31, 2008, more than 45,000 of the approximately 47,500 individuals who registered eligible injuries have submitted some or all of the materials required for enrollment in the program to resolve state and federal MI and IS claims filed against the Company in the United States. If all of these eligible submissions are completed in accordance with the Settlement Agreement, this would represent more than 94 percent of the eligible MI and IS claims previously registered with the program. In addition, approximately 5,500 other claimants have sought to enroll, and their eligibility status still has yet to be determined.

As of March 31, 2008, the Claims Administrator reports that more than 28,250 eligible MI claimants have initiated enrollment, and more than 16,750 eligible IS claimants have initiated enrollment. In addition, of these, more than 5,500 eligible MI and IS claimants alleging death as an injury have initiated enrollment, and more than 27,500 eligible MI and IS claimants alleging more than 12 months of use have initiated enrollment. Each of these numbers appears to represent at least 94 percent of the eligible claims in each category. The registration and enrollment materials currently are being evaluated for eligibility, accuracy and completeness. The Claims Administrator continues to receive new materials from plaintiffs. The Company is confident that all 85 percent thresholds will be met and exceeded within the time frames in the Settlement Agreement. These numbers do not include the additional 5,500 enrollees whose eligibility has yet to be determined.

In connection with the Settlement Agreement, in 2007, the Company recorded a pretax charge of $4.85 billion, which represents the fixed amount to be paid by the Company to settle qualifying claims. As noted above, the Company recorded a pretax charge of $55 million in connection with the anticipated resolution of the investigation by the state Attorneys General

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under state consumer protection laws with respect to VIOXX. In the first quarter, the Company spent approximately $79 million in VIOXX legal defense costs, which resulted in an aggregate reserve, as of March 31, 2008, of approximately $5.348 billion related to the VIOXX litigation.

ENHANCE Study Litigation Update

As previously disclosed, since December 2007, the Company and its joint-venture partner, Schering-Plough, have received several letters addressed to both companies from the House Committee on Energy and Commerce, its Subcommittee on Oversight and Investigations, and the Ranking Minority Member of the Senate Finance Committee, collectively seeking a combination of witness interviews, documents and information on a variety of issues related to the ENHANCE clinical trial, the sales and promotion of VYTORIN, as well as sales of stock by corporate officers. On Jan. 25, 2008, the companies and the Merck/Schering-Plough Partnership (MSP Partnership) each received two subpoenas from the New York State Attorney General’s Office seeking similar information and documents. Merck and Schering-Plough have also each received a letter from the Office of the Connecticut Attorney General dated Feb. 1, 2008 requesting documents related to the marketing and sales of VYTORIN and ZETIA and the timing of disclosures of the results of ENHANCE. Merck and Schering-Plough also recently received subpoenas dated April 4, 2008 from the Office of the New Jersey Attorney General seeking documents related to the ENHANCE trial and the sales and marketing of VYTORIN. The Company is cooperating with these investigations and is working with Schering-Plough to respond to the inquiries. In addition, since mid-January 2008, the Company has become aware of or been served with approximately 115 civil class action lawsuits alleging common law and state consumer fraud claims in connection with the MSP Partnership’s sales and promotion of VYTORIN and ZETIA. Certain of those lawsuits allege personal injuries and/or seek medical monitoring. Also, on April 3, 2008, a Merck shareholder filed a putative class action lawsuit alleging that Merck and its Chairman, President and Chief Executive Officer, Richard T. Clark, violated the federal securities laws.

FOSAMAX Litigation Update

As previously disclosed, the Company is a defendant in product liability lawsuits in the United States involving FOSAMAX (the “FOSAMAX Litigation”). As of March 31, 2008, approximately 465 cases, which include approximately 940 plaintiff groups, had been filed and were pending against Merck in either federal or state court, including three cases that seek class action certification, as well as damages and medical monitoring. In these actions,

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plaintiffs allege, among other things, that they have suffered osteonecrosis of the jaw, generally subsequent to invasive dental procedures such as tooth extraction or dental implants, and/or delayed healing, in association with the use of FOSAMAX.

In the first quarter of 2008, the Company spent approximately $7 million in connection with the FOSAMAX Litigation and added $40 million to its reserve solely for its future legal defense costs for the FOSAMAX Litigation. Consequently, as of March 31, 2008, the Company had a reserve of approximately $60 million solely for its future legal defense costs for the FOSAMAX Litigation.

Earnings Conference Call

Investors are invited to a live audio webcast of Merck's first-quarter sales and earnings conference call today at 9 a.m. EDT by visiting the Newsroom section of Merck's Web site, www.merck.com/newsroom/webcast/. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 12 p.m. EDT today through 5 p.m. EDT on April 28. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 38615518.

About Merck

Merck & Co., Inc. is a global research-driven pharmaceutical company dedicated to putting patients first. Established in 1891, Merck discovers, develops, manufactures and markets vaccines and medicines to address unmet medical needs. The Company devotes extensive efforts to increase access to medicines through far-reaching programs that not only donate Merck medicines but help deliver them to the people who need them. Merck also publishes unbiased health information as a not-for-profit service. For more information, visit www.merck.com.

Forward-Looking Statement

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. No forward-looking statement can be guaranteed, and actual results

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may differ materially from those projected. Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Merck's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of Merck's Form 10-K for the year ended Dec. 31, 2007 and in any risk factors or cautionary statements contained in the Company's periodic reports on Form 10-Q or current reports on Form 8-K, which the Company incorporates by reference.

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Merck Financial Guidance for 2008

Worldwide sales will be driven by the Company’s major products, including the impact of new studies and indications. Sales forecasts for those products for 2008 are as follows:

PRODUCT	WORLDWIDE 2008 SALES
SINGULAIR (Respiratory)	$4.6 to $4.8 billion
COZAAR/HYZAAR (Hypertension)	$3.4 to $3.6 billion
GARDASIL (as recorded by Merck & Co., Inc.)	$1.9 to $2.1 billion
Other Vaccines (as recorded by Merck & Co., Inc.)	$2.9 to $3.1 billion
FOSAMAX (Osteoporosis)	$1.3 to $1.6 billion
Other reported products*	$7.8 to $8.2 billion

*	Other reported products comprise: ARCOXIA, CANCIDAS, COSOPT, CRIXIVAN, EMEND, INVANZ, ISENTRESS, JANUVIA, JANUMET, MAXALT, PRIMAXIN, PROPECIA, PROSCAR, STOCRIN, TIMOPTIC/TIMOPTIC XE, TRUSOPT, VASOTEC/VASERETIC, ZOCOR and ZOLINZA.

•

Under an agreement with AstraZeneca (AZN), Merck receives revenue at predetermined percentages of the U.S. sales of certain products by AZN, most notably NEXIUM. In 2008, Merck anticipates that these revenues will be approximately $1.3 billion to $1.5 billion.

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Equity income from affiliates includes the results of the Merck and Schering-Plough collaboration and Sanofi-Pasteur MSD combined with the results of Merck’s other joint venture relationships. Equity income from affiliates is expected to be approximately $2.3 billion to $2.6 billion for 2008. The $700 million decrease in equity income guidance is solely attributable to the lower anticipated contribution from the Merck/Schering-Plough joint venture. As previously disclosed, the equity income guidance already included the impact of the reduction of the AZLP priority return and the buyout of the Astra USA products which occurred in March 2008.

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Product gross margin (PGM) percentage is estimated to be approximately 77.5 percent to 78.5 percent for the full-year 2008. This guidance excludes the portion of the restructuring costs that will be included in product costs and will affect reported PGM in 2008.

•	Marketing and administrative expense is anticipated to be approximately $7.8 billion to $8.0 billion.

•	Research and development expense (which excludes joint ventures) is anticipated to be approximately $4.7 billion to $4.9 billion.

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As part of the Company’s restructuring of its operations, additional costs related to site closings, position eliminations and related costs will be incurred in 2008. The aggregate 2008 pretax expense related to these activities is estimated to be in the range of $100 million to $300 million.

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The consolidated 2008 tax rate is estimated to be approximately 20 percent to 23 percent. This guidance does not reflect the tax rate impact of the gain on distribution from AstraZeneca or restructuring costs. The effective tax rate to be applied to the AstraZeneca gain and the Company’s restructuring costs is at a higher level than the underlying effective tax rate guidance.

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•	Merck plans to continue its stock buyback program in 2008. As of March 31, 2008, $3.7 billion remains under the current buyback authorizations approved by Merck’s Board of Directors.

Given these guidance elements, Merck anticipates full-year 2008 non-GAAP EPS of $3.28 to $3.38, excluding certain items, and 2008 GAAP EPS in the range of $3.84 to $4.00. The Company expects a generally even distribution of non-GAAP EPS across the remaining quarters in 2008.

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The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the quarter ended March 31, 2008 compared with the corresponding period of the prior year.

	Merck & Co., Inc. Consolidated Results (in Millions Except Earnings per Common Share) Quarter Ended March 31 (Unaudited)
	2008	2007	% Change
Sales	$5,822.1	$5,769.4	1%

Costs, Expenses and Other
Materials and production (1)	1,238.1	1,525.8	(19)
Marketing and administrative (2)	1,854.4	1,802.0	3
Research and development	1,078.3	1,030.0	5
Restructuring costs (3)	69.7	65.8	6
Equity income from affiliates	(652.1)	(652.6)
Other (income) expense, net (4)	(2,177.3)	(256.0)	*

Income Before Taxes	4,411.0	2,254.4	96

Taxes on Income (5)	1,108.4	550.1

Net Income	$3,302.6	$1,704.3	94

Average Shares Outstanding Assuming Dilution	2,174.7	2,180.0

Earnings per Common Share Assuming Dilution	$1.52	$0.78	95

*	> 100%
(1)	Includes restructuring costs of $14.9 million in the first quarter of 2008 and $118.1 million in the first quarter of 2007 primarily related to accelerated depreciation and asset impairment costs associated with Merck’s global restructuring program announced in November 2005.
(2)	Includes the impact of reserving an additional $40 million in the first quarter of 2008 solely for future legal defense costs for FOSAMAX litigation.
(3)	Restructuring costs represent separation and other related costs, as well as gains on sales of facilities and related assets in the first quarter of 2008, associated with the global restructuring program.
(4)	Other (income) expense, net in the first quarter 2008 reflects a $2.2 billion gain related to a distribution from AstraZeneca LP, a $300 million expense for a contribution to The Merck Company Foundation, a $249 million gain on the Company's remaining worldwide rights to AGGRASTAT, and a $55 million charge in connection with the anticipated resolution of an investigation into whether the Company violated state consumer protection laws with respect to the sales and marketing of VIOXX. Other (income) expense, net in the first quarter of 2007 primarily reflects the favorable impact of gains on sales of assets and product divestitures.
(5)	The effective tax rate of 25.1% in the first quarter of 2008 reflects the impacts of the gain on distribution from AstraZeneca LP and restructuring charges. In addition, the tax rate reflects a first-quarter benefit relating to the realization of foreign tax credits.